Exhibit 10.25

December 21, 2005

[Name]

[Title]

The Medicines Company

8 Campus Drive

Parsippany, NJ 07054

Dear [Name]:

In recognition of and as an incentive to induce you to maintain your continued commitment to The Medicines Company (the “Company”), the Company agrees, on the terms and subject to the conditions set forth in this letter (this “Agreement”), as follows:

1.                                       As used herein, the following terms shall have the following meanings:

1.1                                 “Cause” shall mean (i) conviction of (or the entry of a guilty plea or plea of nolo contendere to) any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company or any of its affiliates; (iii) willful and material breach of the Company’s or any of its affiliates’ policies; (iv) intentional and material damage to the Company’s or any of its affiliates’ property;  (v) materially unsatisfactory performance of your key duties, responsibilities or objectives, unless such unsatisfactory performance is cured within 90 days after written notice; provided, however, that such opportunity to cure shall not be required where, in the Company’s determination, such unsatisfactory performance is not capable of cure; or (vi) material breach of your confidentiality obligations or duties under your non-disclosure, non-competition or other similar agreement with the Company or any of its affiliates.

1.2                                 “Change in Control Event” means:

(i)                                     any sale or transfer of all or substantially all of the assets of the

Company to another corporation or entity, or any merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity of such merger, consolidation or reorganization; or

(ii)                                  a disclosure that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (A) any shareholder who, prior to the Company becoming subject to the reporting requirements of Section 13 of the Exchange Act, previously held at least 30% of the combined voting power of outstanding voting securities of the Company, (B) the Company, or (C) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or

(iii)                               such time as individuals who as of the date hereof constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iv)                              the liquidation or dissolution of the Company.

1.3                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.4                                 “Good Reason” shall mean the Company’s taking any of the following actions, which actions shall not have been cured within a 30-day period following written notice by you: (A) the principal place of the performance of your responsibilities is changed to a location outside of a 30 mile radius from the Principal Location; (B) there is a material reduction in your responsibilities as of the date hereof without Cause; (C) there is a material reduction in your annual base salary as of the date hereof, unless such reduction is applicable generally to other employees in your grade level; provided, however, that if such reduction is in an amount greater than ten percent (10%) of your annual base salary as of the date hereof, then such reduction shall constitute Good Reason (unless cured as set forth herein) even if it is applicable generally to other employees in your grade level; (D) there is a material reduction in your benefits, bonus eligibility or equity eligibility as of the date hereof, unless such material reduction is also applicable to other employees in your grade level;  or (E) there is a material breach of the Company’s obligations to you.

1.5                                 “Principal Location” shall mean the principal place of the performance of your responsibilities on the date hereof.

1.6                                 “Termination Date” shall mean the date on which the termination of your employment shall become effective.

1.7                                 “Termination Event” shall mean the termination of your employment effective on or prior to the first anniversary of the date of the consummation of a Change in Control Event (i) by the Company without Cause; or (ii) by you upon written notice given promptly after the Company’s taking any action that constitutes Good Reason.

2.                                       If the Company terminates your employment other than for Cause, or if you terminate your employment for Good Reason other than as provided in Section 3 hereof, subject to Sections 5, 6 and 7 hereof, the Company will pay to you, and you will be entitled to receive:

(i)                                     on the Termination Date,  in a lump sum, an amount equal to two (2) years  of your then current annual base salary, and

(ii)                                  for a period of twelve (12) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by you and payment by the Company for reasonable outplacement assistance of your choosing; provided that the payments provided in this Section 2 (ii) shall terminate upon your commencing employment with a new employer, and

(iii)                               accelerated vesting, effective on the Termination Date, of stock options previously granted to you which would have vested within two (2) years after the Termination Date (assuming that you had continued to be employed by the Company during such two (2) year period).

3.                                       If you terminate your employment for Good Reason as a result of the Company taking the action described in item (C) of the definition of Good Reason, and a Change in Control Event has not been consummated prior to such termination, subject to Sections 5, 6 and 7 hereof, the Company will pay to you, and you will be entitled to receive:

(i)                                     on the Termination Date,  in a lump sum, an amount equal to one (1) year of your then current annual base salary, and

(ii)                                  for a period of twelve (12) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by you and payment by the Company for reasonable outplacement assistance of your choosing; provided that the payments provided in this Section 2 (ii) shall terminate upon your commencing employment with a new employer, and

(iii)                               accelerated vesting, effective on the Termination Date, of stock options previously granted to you which would have vested within one (1) year after the Termination Date (assuming that you had continued to be employed by the Company during such one (1) year period).

4.                                       If a Termination Event occurs, subject to Sections  5, 6 and 7 hereof, the Company will pay to you, and you will be entitled to receive:

(i)                                     on the Termination Date, in a lump sum, an amount equal to the sum of (A) two (2) years of your then current annual base salary, plus (B) an amount equal to two (2) times fifty percent (50%) of your then current annual base salary (in lieu of any other bonus payment payable for the year in which termination occurs), and

(ii)                                  for a period of twelve (12) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by you and payment by the Company for reasonable outplacement assistance of your choosing; provided that the payments provided in this Section 3 (ii) shall terminate upon your commencing employment with a new employer, and

(iii)                               accelerated vesting, effective on the Termination Date, of stock options previously granted to you which would have vested within two (2) years  after the Termination Date (assuming that you had continued to be employed by the Company during such two (2) year period).

5.                                      (a)                                   In addition to any other amounts that may be payable to you hereunder, in the event of the termination of your employment with the Company for any reason, the Company will pay you (or in the case of death, your spouse and, in the event you have no spouse, your estate), your base salary earned but not yet paid through the Termination Date, any vacation pay accrued through the Termination Date payable pursuant to the Company’s policies in effect from time to time, any unreimbursed business expenses incurred through the Termination Date pursuant to the Company’s policies in effect from time to time, and (except if the Company terminates your employment for Cause), any bonus earned but not yet paid prior to your Termination Date.

(b)                                 The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation. Upon your termination of employment from the Company, the Company may also offset amounts that you owe to the Company against any amounts payable to you hereunder.

(c)                                  If your employment is terminated for any reason, you are not required to seek other employment or attempt in any way to reduce any amounts payable to you under this Agreement, except with respect to health coverage and outplacement as provided under Sections 2 (ii), 3 (ii) and 4 (ii) hereof.

 6.                                    In order to receive the payments and benefits provided in this Agreement, you will be required to execute, effective as of the Termination Date, a general release in favor of the Company, in form and substance reasonably satisfactory to the Company.

7.                                       (a)                                  Any provision in this Agreement (or any agreement or arrangement referenced herein) that is inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued or to be issued by the Department of the Treasury thereunder (“Section 409A”), including the timing of any payment, shall be promptly amended in a manner mutually agreed to by the parties hereto in good faith in order to attempt to avoid triggering adverse tax consequences to you under Section 409A.

(b)                                 In the event any payment that is either received by you or paid by the Company on your behalf, or any property or any other benefit provided to you under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments, property or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or of any person affiliated with the Company or such person (but only if such payment or other property or benefit is in connection with your employment by the Company) (collectively, the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any successor provision and any similar tax that may hereafter be imposed by any taxing authority), the amount of the Company Payments shall be automatically reduced to an amount that is one dollar less than an amount that would be subject to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments minus (i) the Excise Tax payable with respect to such Company Payments, and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.

8.                                       Except as amended as set forth herein, all of the terms and conditions of the letter agreement, dated September 5, 1996, between you and the Company remain in full force and effect. In addition, by signing this Agreement, you acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Invention and Non-Disclosure Agreement, and your obligations not to compete with the Company or to solicit or hire employees of the Company, as stated more fully in the Non-Competition and Non-Solicitation Agreement, both of which agreements you executed at the inception of your employment and which remain in full force and effect following the termination of your employment.

9.                                       No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

10.                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is assignable by the Company only to an entity that is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company.

Please indicate your acceptance of and agreement to the foregoing by executing the enclosed copy of this letter where indicated and returning it to me.

Very truly yours,

THE MEDICINES COMPANY

By:
Name:
Title:

ACCEPTED AND AGREED:

[Name]